CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

PENNSYLVANIA COMMERCE BANCORP

CORE DEPOSITS GROW 11%, LOANS INCREASE 20%

July 19, 2007 – Harrisburg, PA – Pennsylvania Commerce Bancorp, Inc. (NASDAQ Global Select Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, N.A., reported increased assets, deposits, and loans for the second quarter of 2007, announced Gary L. Nalbandian, Chairman.

SECOND QUARTER FINANCIAL HIGHLIGHTS
June 30, 2007
			%
			Change (1)

* Total Assets:	$ 1.92	Billion	7%

* Total Core Deposits:	$ 1.51	Billion	11%

* Total Loans (net):	$ 1.07	Billion	20%

* Total Revenues:	$ 20.0	Million	11%

* Net Income:	$ 1.6	Million	(23)%

*Diluted Net Income Per Share	$ 0.24		(25)%

(1)Compared to Second Quarter Ended June 30, 2006

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian noted the following financial highlights:

➢	Total assets increased to $1.92 billion.

➢	Core deposits grew $154 million, or 11%, over the previous 12-month period.

➢	Commercial core deposits grew 21% and now total $545 million.

➢	Net loans grew $182 million, or 20%, over the second quarter one year ago.

➢	Asset quality remains strong with net charge-offs for the quarter of only 0.01% and a non-performing loan coverage ratio of 278%.

➢	Total revenues grew 11% for the quarter to $20.0 million, despite the challenging interest rate environment.

➢	Deposit charges and service fees grew 21% for the second quarter.

➢	Net income was $1.6 million and diluted net income per share was $0.24 for the second quarter of 2007.

➢	Shareholder equity increased $11.1 million, or 12%, to $104.7 million.

➢	Book value per share grew 10% to $16.60.

Expansion Plans

➢	The Company recently opened its 31st store on July 14, 2007, located at 2799 Shillington Road, in Berks County, Pennsylvania.

➢	Consistent with its growth retail model, the Company plans to open a total of three new stores in 2007.

➢	Pennsylvania Commerce Bancorp is an independent member of the “Commerce Bank Network,” a network of banks established by Commerce Bancorp, Inc. (NYSE: CBH) based in Cherry Hill, N.J.

Balance Sheet

	06/30/07	06/30/06	% Increase
	(dollars in thousands)

Total Assets:	$ 1,915,463	$ 1,783,933	7%

Total Loans (net):	1,070,353	888,391	20%

Core Deposits:	1,514,453	1,360,195	11%

Total Deposits:	1,532,449	1,416,490	8%

Deposits

The Company’s deposit growth continues with core deposits at June 30, 2007 reaching $1.51 billion, a $154.3 million, or 11%, increase over core deposits of $1.36 billion one year ago.  Total deposits grew by $116.0 million, or 8%, over the previous 12 months.

	06/30/07	06/30/06	$ Increase	% Increase
	(dollars in thousands)

Core Deposits:	$ 1,514,453	$ 1,360,195	$ 154,258	11%

Total Deposits:	1,532,449	1,416,490	115,959	8%

Core Deposits

Core deposit growth by type of account is as follows:
			%	2nd Qtr 2007
	06/30/07	6/30/06	Increase	Cost of Funds
	(dollars in thousands)

Demand Non-Interest	$ 293,264	$ 279,870	5%	0.00%

Demand Interest Bearing	654,648	517,664	26	3.65

Savings	384,445	370,118	4	2.53

Subtotal	1,332,357	1,167,652	14	2.58

Time	182,096	192,543	(5)	4.25

Total Core Deposits	$ 1,514,453	$ 1,360,195	11%	2.79%

Core deposit growth by type of customer is as follows:

		%		%	%
	06/30/07	Total	06/30/06	Total	Increase
	(dollars in thousands)

Consumer	$ 621,620	41%	$ 608,177	45%	2%

Commercial	545,418	36	451,869	33	21

Government	347,415	23	300,149	22	16

Total	$ 1,514,453	100%	$ 1,360,195	100%	11%

Lending

Total loans increased $182.6 million, or 20%, to $1.08 billion from $898 million one year ago, and the growth was represented across all loan categories. The composition of the Company’s loan portfolio is as follows:

	06/30/07	% of Total	06/30/06	% of Total	$ Increase	% Increase
	(dollars in thousands)

Commercial	$ 330,300	31%	$ 250,967	30%	$ 58,848	22%
Owner Occupied	129,856	12	116,739	13	13,117	11

Total Commercial	460,156	43	367,706	43	71,965	19

Consumer/Residential	294,681	27	265,084	30	29,597	11
Commercial Real Estate	325,874	30	265,278	27	81,081	33

Gross Loans	$ 1,080,711	100%	$ 898,068	100%	$ 182,643	20%

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarter Ended
	6/30/2007	3/31/2007	6/30/2006

Non-Performing Assets/Assets	0.21%	0.20%	0.19%
Net Loan Charge-Offs/Avg Total Loans	0.01%	0.02%	0.06%
Loan Loss Reserve/Gross Loans	0.96%	0.95%	1.08%
Non-Performing Loan Coverage	278%	280%	306%
Non-Performing Assets/Capital
and Reserves	3%	3%	3%

Non-performing assets and loans past due 90 days at June 30, 2007 totaled $4.0 million, or 0.21%, of total assets, versus $3.9 million, or 0.20% of total assets, at March 31, 2007 and $3.3 million, or 0.19%, of total assets one year ago.

Income Statement

	Three Months Ended			Six Months Ended
	June 30			June 30
			%			%
	2007	2006	Change	2007	2006	Change
	(dollars in thousands, except per share data)			(dollars in thousands, except per share data)

Total Revenues:	$ 19,959	$ 18,062	11%	$38,357	$35,517	8%

Total Expenses:	17,308	14,498	19	33,798	28,423	19

Net Income:	1,571	2,050	(23)	2,683	4,087	(34)

Diluted Net Income Per Share:	$ 0.24	$ 0.32	(25)%	$ 0.41	$ 0.64	(36)%

Net Income and Net Income Per Share

Net income totaled $1.6 million for the second quarter of 2007 as compared to net income of $2.1 million for the second quarter of 2006. Net income per fully diluted share for the second quarter was $0.24 vs. $0.32 recorded for the same period a year ago.

	Three Months Ended			Six Months Ended
	June 30			June 30
			%			%
	2007	2006	Change	2007	2006	Change
	(dollars in thousands, except per share data)			(dollars in thousands, except per share data)

Net Income:	$ 1,571	$ 2,050	(23)%	$ 2,683	$ 4,087	(34)%

Diluted Net Income
Per Share:	$ 0.24	$ 0.32	(25)%	$ 0.41	$ 0.64	(36)%

Total Revenues

	Three Months Ended			Six Months Ended
	June 30			June 30

	2007	2006	% Increase	2007	2006	% Increase
	(dollars in thousands)			(dollars in thousands)

Total Revenues:	$ 19,959	$ 18,062	11%	$ 38,357	$ 35,517	8%

Total revenues (net interest income plus non-interest income) for the second quarter increased $1.9 million, to $20.0 million, an 11% increase over the second quarter of 2006. Total revenues for the first six months of 2007 increased by $2.8 million, or 8%, over the same period in 2006.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2007 totaled $14.3 million, compared to the $13.4 million recorded a year ago.  This increase was a result of the continued strong loan growth and in spite of the difficult interest rate environment.  For the first six months of 2007, net interest income totaled $27.5 million, up $837,000, or 3%, over the $26.6 million recorded for the first half of 2006.

The net interest margin for the second quarter of 2007 was 3.19%, up 15 bps over the 3.04% figure recorded in the first quarter of 2007, and compared to 3.26% for the second quarter of 2006.  The year over year compression is primarily a result of the current interest rate environment.

Net interest income, on a tax equivalent basis, totaled $14.6 million in the second quarter of 2007, an increase of $973,000, or 7%, over the second quarter one year ago.  This figure was up $1.1 million over net interest income on a fully taxable basis recorded in the first quarter of 2007.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income on a tax equivalent basis was due to volume increases in the Company’s earning assets, which were fueled by the Company’s continued growth of core deposits.  The Company continues to grow core deposits, which has produced growth in net interest income, despite net interest margin compression brought on by the current interest rate environment.

	Net Interest Income
Quarter Ended	Volume	Rate	Total	%
June 30	Increase	Change	Increase	Increase
	(dollars in thousands)

2007 vs. 2006	$ 1,174	$ (201)	$ 973	7%

Non-Interest Income

Non-interest income for the second quarter of 2007 increased to $5.7 million from $4.6 million a year ago, a 24% increase.  The growth in non-interest income for the second quarter was reflected in increased deposit charges and service fees as depicted below:

	Three Months Ended			Six Months Ended
	June 30			June 30
			%			%
	2007	2006	Change	2007	2006	Change
	(dollars in thousands)			(dollars in thousands)

Deposit Charges
& Service Fees	$ 5,073	$4,204	21%	$ 9,575	$7,925	21%

Other Income	632	410	54%	1,129	947	19%

Subtotal	5,705	4,614	24%	10,704	8,872	21%

Net Investment Securities Gains	-	-		171	-

Total Non-Interest Income	$ 5,705	$4,614	24%	$10,875	$8,872	23%

Non-Interest Expenses

Non-interest expenses for the second quarter of 2007 were $17.3 million, up 19% from $14.5 million one year ago.  The increases in non-interest expenses for the quarter were widespread across all categories, reflecting the Company’s continued growth.  Included in non-interest expenses for the second quarter of 2007 are costs related to two new stores opened in Lancaster County in November 2006, as well as training and start-up costs for the new store recently opened on Shillington Road in Berks County.  Also contributing to the increase is a higher level of regulatory fees as well as FDIC insurance assessments that were reintroduced to the Banking Industry starting January 1, 2007.

Non-interest expenses for the first six months of 2007 totaled $33.8 million, up $5.4 million, or 19%, over the $28.4 million recorded during the same period in 2006.  This increase was attributable to the same costs as discussed in the previous paragraph.

Investments

At June 30, 2007, the Company’s investment portfolio totaled $657 million. Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio at June 30, 2007.

	Available	Held to
Product Description	for Sale	Maturity	Total
(in thousands)
Mortgage-backed Securities:

Federal Agencies Pass Through
Certificates (AAA Rated)	$ 74,676	$ 87,911	$ 162,587

Collateralized Mortgage
Obligations (AAA Rated)	278,774	35,511	314,285

U.S. Government Agencies/
Other	4,703	175,545	180,248

Total	$ 358,153	$ 298,967	$ 657,120

Duration (in years)	3.6	4.8	4.1

Average Life (in years)	4.5	6.2	5.3

Quarterly Average Yield	5.35%	5.27%	5.31%

At June 30, 2007, the after tax depreciation of the Company’s available for sale portfolio was $5.5 million.

Capital

Stockholders’ equity at June 30, 2007 totaled $104.7 million, an increase of $11.1 million, or 12%, over stockholders’ equity of $93.6 million at June 30, 2006.  Return on average stockholders’ equity (ROE) for the first quarter ending June 30, 2007 and 2006 are shown below:

Return on Equity

Three Months Ended		Six Months Ended

06/30/07	06/30/06	06/30/07	06/30/06

6.00%	8.83%	5.21%	8.88%

The Company’s capital ratios at June 30, 2007 were as follows:

	Commerce	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	7.22%	5.00%
Tier 1	10.03	6.00
Total Capital	10.78	10.00

Shareholder Returns

	As of June 30, 2007

	Commerce	NASDAQ Bank Index

1 Year	(12)%	1%

3 Years	5%	5%

5 Years	6%	8%

10 Years	14%	9%

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may, from time to time, make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission (including the annual report on Form 10-K and the exhibits thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control). The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements:

•	the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;
•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;
•	inflation;
•	interest rate, market and monetary fluctuations;
•	the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers;
•	the willingness of customers to substitute competitors’ products and services for the Company’s products and services and vice versa;
•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);
•	the impact of the rapid growth of the Company;
•	the Company’s dependence on Commerce Bancorp, Inc. to provide various services to the Company;
•	changes in the Company’s allowance for loan losses;
•	effect of terrorists attacks and threats of actual war;
•	unanticipated regulatory or judicial proceedings;
•	changes in consumer spending and saving habits;
•	and the success of the Company at managing the risks involved in the foregoing.

Because such forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company. For information, concerning events or circumstances after the date of this report refer to the Company’s filings with the Securities and Exchange Commission (“SEC”).